Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Ouster, Inc., as the successor to Colonnade Acquisition Corp., of our report dated March 12, 2021, except for the effects of the reverse recapitalization discussed in Note 1 to the consolidated financial statements, as to which the date is July 12, 2021, relating to the financial statements of Ouster, Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

July 12, 2021